Exhibit 2.1

Form of

REORGANIZATION AGREEMENT

between

LIBERTY MEDIA CORPORATION

and

LIBERTY SPLITCO, INC.

Dated as of [         ], 2011

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7.7	Governing Law; Jurisdiction	25
7.8	Waiver of Jury Trial	26
7.9	Severability	26
7.10	Amendments; Waivers	27
7.11	No Strict Construction; Interpretation	27
7.12	Conflicts with Tax Sharing Agreement	27
7.13	Counterparts	27

EXHIBIT A — Form of Aircraft Time Sharing Agreement

EXHIBIT B — Form of Facilities Sharing Agreement

EXHIBIT C — Form of Services Agreement

EXHIBIT D — Form of Splitco Charter

EXHIBIT E — Form of Tax Sharing Agreement

SCHEDULE 1.1 — Restructuring Plan

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REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of [        ] 2011, is entered into by and between LIBERTY MEDIA CORPORATION, a Delaware corporation (“LMC”), and LIBERTY SPLITCO, INC., a Delaware corporation (“Splitco”).  Certain capitalized terms used herein have the meanings ascribed thereto in Section 7.1.

RECITALS:

WHEREAS, in accordance with and pursuant to the LMC Charter, the businesses, assets and liabilities of LMC are currently attributed among three tracking stock groups:  the Capital Group; the Starz Group; and the Interactive Group;

WHEREAS, the LMC Board has determined that it is appropriate and in the best interests of LMC and its stockholders to separate LMC into two publicly traded companies (the “Split-Off”): (1)  Splitco, which immediately after the Split-Off will conduct the Splitco Businesses, will own the Splitco Assets and will be responsible for the Splitco Liabilities; and (2) LMC, which immediately after the Split-Off will conduct the LMC Retained Businesses, will own the LMC Retained Assets and will be responsible for the LMC Retained Liabilities;

WHEREAS, in accordance with and pursuant to the Splitco Charter, the Splitco Businesses, the Splitco Assets and the Splitco Liabilities will be attributed between two tracking stock groups of Splitco:  the Capital Group and the Starz Group;

WHEREAS, the LMC Board has determined that, in order to effect the Split-Off, it is appropriate and in the best interests of LMC and its stockholders: (i) for LMC and its Subsidiaries to effect the Restructuring, as a result of which Splitco will own, directly or indirectly, the Splitco Businesses, the Splitco Assets and the Splitco Liabilities and LMC will retain the LMC Retained Businesses, the LMC Retained Assets and the LMC Retained Liabilities; (ii) for LMC to redeem (the “LCAP Redemption”) all of the issued and outstanding shares of LMC’s Series A Liberty Capital common stock, par value $.01 per share (“LCAPA”), and Series B Liberty Capital common stock, par value $.01 per share (“LCAPB” and, together with LCAPA, the “Liberty Capital Stock”), for shares of a corresponding series of Splitco Capital common stock, and (iii) for LMC to redeem (the “LSTZ Redemption,” and together with the LCAP Redemption, the “Redemptions”), all of the issued and outstanding shares of LMC’s Series A Liberty Starz common stock, par value $.01 per share (“LSTZA”), and Series B Liberty Starz common stock, par value $.01 per share (“LSTZB” and, together with LSTZA, the “Liberty Starz Stock”), for shares of a corresponding series of Splitco Starz common stock; in each case, on the terms and subject to the conditions set forth in the LMC Charter and this Agreement;

WHEREAS, the transactions contemplated by this Agreement, including the Restructuring and the Redemptions, have been approved by the LMC Board and, to the extent applicable, the Splitco Board and are motivated in whole or substantial part by certain substantial corporate business purposes of LMC and Splitco;

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder; and

WHEREAS, the parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures referred to above and elsewhere herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I
THE RESTRUCTURING

1.1                                 Restructuring.

(a)                                  The parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan (collectively, the “Restructuring”);  provided, that all of such steps shall be completed by no later than the Effective Time.

(b)                                 All the transactions contemplated by the Restructuring and the Redemptions are intended to be part of the same plan of reorganization, even though there may be delays between the completion of certain of the transactions.

1.2                                 Transfer of Splitco Assets and Splitco Businesses; Assumption of Splitco Liabilities.

On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Split-Off:

(a)                                  LMC, by no later than the Effective Time, shall cause all of its (or its Subsidiaries’) rights, title and interest in and to all of the Splitco Assets and Splitco Businesses to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Splitco, and Splitco agrees to accept or cause to be accepted all such rights, title and interest in and to all the Splitco Assets and Splitco Businesses.  All Splitco Assets are being transferred on an “as is, where is” basis, without any warranty whatsoever on the part of LMC.

(b)                                 LMC, by no later than the Effective Time, shall cause all of the Splitco Liabilities to be assigned, directly or indirectly, to Splitco, and Splitco agrees to accept, assume, perform, discharge and fulfill all of the Splitco Liabilities in accordance with their respective terms.

(c)                                  Upon completion of the transactions contemplated by Sections 1.2(a) and (b) above: (i) Splitco will own, directly or indirectly, the Splitco Businesses and the Splitco Assets and be subject to the Splitco Liabilities; and (ii) LMC will continue to own, directly or indirectly, the LMC Retained Businesses and the LMC Retained Assets and continue to be subject to the LMC Retained Liabilities.

1.3                                 Third Party Consents and Government Approvals.  To the extent that either Redemption or any step in the Restructuring Plan requires a consent of any third party or a Governmental Authorization, the parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to lawfully effect the Redemptions and each step in the Restructuring Plan.

1.4                                 Further Actions.  From and after the Effective Time, upon the reasonable request of a party hereto, each other party hereto will promptly take, or cause its Subsidiaries to promptly take, all commercially reasonable actions necessary or appropriate to fully accomplish the Restructuring and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan, in accordance with the purposes hereof.

1.5                                 Restructuring Documents.  All documents and instruments used to effect the Restructuring and otherwise to comply with this Agreement shall be in form satisfactory to LMC, Splitco and any additional signatories hereto.

1.6                                 Qualification as Reorganization.  For U.S. federal income tax purposes, (1) each step of the Restructuring, other than Step 9 with respect to the distribution by LTWX V, Inc., is generally intended to be undertaken in a manner so that no gain or loss is recognized by LMC, Splitco or their respective Subsidiaries, and (2) the Contribution and the Redemptions are intended to qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code.

ARTICLE II
THE REDEMPTIONS

2.1                                 The Redemptions.

(a)                                  The LMC Board shall have the authority and right: (i) to effect the Redemptions, subject to the conditions set forth in Section 2.2, or terminate the Redemptions at any time prior to the Effective Time; (ii) to establish and change the record date (the “Record Date”) for the meeting of stockholders (the “Stockholders Meeting”) at which the holders of record of Liberty Capital Stock and Liberty Starz Stock will be asked to vote, as separate classes, on the applicable Redemption in accordance with Section A.2.(e)(i) and Section A.2.(f)(i) of the LMC Charter, respectively; (iii) to establish and change the date of the Stockholders Meeting; (iv) to establish and change the date (the “Redemption Date”) and time (the “Effective Time”) at which the Redemptions will be effective; and (v) prior to the Effective Time, to establish and change the procedures for effecting the Redemptions; subject, in all cases, to the applicable provisions of the DGCL and the LMC Charter.

(b)                                 On the Redemption Date, subject to the satisfaction or, where permissible, waiver of the conditions precedent to the Redemptions set forth in Section 2.2, LMC shall redeem:

(i)                                     each outstanding share of LCAPA for one validly issued, fully paid and non-assessable share of Splitco’s Series A Splitco Capital common stock, par value $0.01 per share (“Splitco Series A Capital Stock”);

(ii)                                  each outstanding share of LCAPB for one validly issued, fully paid and non-assessable share of Splitco’s Series B Splitco Capital common stock, par value $0.01 per share (“Splitco Series B Capital Stock” and together with the Splitco Series A Capital Stock, the “Splitco Capital Stock”);

(iii)                               each outstanding share of LSTZA for one validly issued, fully paid and non-assessable share of Splitco’s Series A Splitco Starz common stock, par value $0.01 per share (“Splitco Series A Starz Stock”); and

(iv)                              each outstanding share of LSTZB for one validly issued, fully paid and non-assessable share of Splitco’s Series B Splitco Starz common stock, par value $0.01 per share (“Splitco Series B Starz Stock” and together with the Splitco Series A Starz Stock, the “Splitco Starz Stock”).

(c)                                  Immediately prior to the Effective Time and in accordance with the Restructuring Plan, Splitco shall cause the Splitco Charter to be filed with the Delaware Secretary of State, whereupon the issued and then outstanding shares of Splitco common stock, par value $0.01 per share (all of which shall be owned by LMC), shall automatically be reclassified into: (i) a number of shares of Splitco Series A Capital Stock equal to the number of shares of LCAPA outstanding immediately prior to the Effective Time; (ii) a number of shares of Splitco Series B Capital Stock equal to the number of shares of LCAPB outstanding immediately prior to the Effective Time; (iii) a number of shares of Splitco Series A Starz Stock equal to the number of shares of LSTZA outstanding immediately prior to the Effective Time; and (iv) a number of shares of Splitco Series B Starz Stock equal to the number of shares of LSTZB outstanding immediately prior to the Effective Time.

(d)                                 LMC will provide notice of the Redemption Date and the Effective Time to holders of Liberty Capital Stock and Liberty Starz Stock in accordance with the requirements of Section A.2.(e)(iv) and Section A.2.(f)(iv), respectively, of the LMC Charter and the applicable provisions of the DGCL and the rules and regulations of the SEC.

(e)                                  LMC will take such action, if any, as may be necessary or appropriate under applicable state and foreign securities and “blue sky” laws to permit the Redemptions to be effected in compliance, in all material respects, with such laws.

(f)                                    Promptly following the Effective Time, LMC will deliver (or cause to be delivered) to the Redemption Agent all of the shares of Splitco Stock owned by LMC, and shall cause the Redemption Agent (i) to exchange (by means of debit and credit), on a one-for-one basis, the shares of each series of Liberty Capital Stock and Liberty Starz Stock held in book-entry form as of the Effective Time for the same series of Splitco Capital Stock and Splitco Starz Stock, respectively, and (ii) to mail to the holders of record of certificated shares of each series of Liberty Capital Stock and Liberty Starz Stock as of the Redemption Date a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the redeemed shares will pass, only upon proper delivery of the certificates representing such shares to the Redemption Agent) with instructions for use in effecting the surrender, on a one-for-one basis, of the redeemed shares of Liberty Capital Stock and Liberty Starz Stock for the same series of Splitco Capital Stock and Splitco Starz Stock, respectively.

(g)                                 Shares of Splitco Capital Stock that are exchanged in the LCAP Redemption for shares of Liberty Capital Stock and shares of Splitco Starz Stock that are exchanged in the LSTZ Redemption for shares of Liberty Starz Stock will be deemed to have been distributed as of the Effective Time; provided, that until the surrender of any certificate representing redeemed shares of Liberty Capital Stock or Liberty Starz Stock for shares of Splitco Stock, Splitco may withhold and accumulate any dividends or distributions which become payable with respect to such shares of Splitco Stock pending the surrender of such certificate.

(h)                                 No fractional shares of Splitco Stock will be distributed, and no fractional shares of Liberty Capital Stock or Liberty Starz Stock will be redeemed, in connection with the Redemptions.

2.2                                 Conditions to the Redemptions.  The completion of the Redemptions is subject to the satisfaction of the following conditions:

(a)                                  a proposal to allow LMC to effect the LCAP Redemption shall have been approved by the holders of a majority in aggregate voting power of the shares of LCAPA and LCAPB that are present, in person or by proxy, and entitled to vote at the Stockholders Meeting, or at any adjournment or postponement thereof, voting together as a single class;

(b)                                 a proposal to allow LMC to effect the LSTZ Redemption shall have been approved by the holders of a majority in aggregate voting power of the shares of LSTZA and LSTZB that are present, in person or by proxy, and entitled to vote at the Stockholders Meeting, or any adjournment or postponement thereof, voting together as a single class;

(c)                                  the private letter ruling received from the IRS on March 3, 2011 (the “Ruling”), which provides to the effect that the Contribution and the Redemptions will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and that, for U.S. federal income tax purposes, (i) no gain or loss will be recognized by LMC upon the distribution of Splitco Stock pursuant to the Redemptions, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Capital Stock and Liberty Starz Stock upon the exchange of their shares of Liberty Capital Stock and Liberty Starz Stock for shares of Splitco Capital Stock and Splitco Starz Stock, respectively, pursuant to the Redemptions, shall not have been withdrawn, invalidated or modified in an adverse manner;

(d)                                 LMC shall have received a tax opinion from Baker Botts L.L.P., in form and substance reasonably acceptable to LMC, and which opinion will rely on the continued validity of the Ruling, to the effect that under applicable U.S. federal income tax law (i) the Contribution and the Redemptions will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, (ii) no gain or loss will be recognized by LMC upon the distribution of Splitco Capital Stock and Splitco Starz Stock pursuant to the Redemptions, (iii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Capital Stock and Liberty Starz Stock upon the exchange of their shares of Liberty Capital Stock and Liberty Starz Stock for shares of Splitco Capital Stock and Splitco Starz Stock, respectively, pursuant to the Redemptions, (iv) the Splitco Capital Stock and the Splitco Starz Stock distributed in the Redemptions will be treated as stock of Splitco for U.S. federal income tax purposes, and (v) the Splitco Capital Stock and the Splitco Starz Stock distributed in the Redemptions will not constitute Section 306 stock within the meaning of Section 306(c) of the Code;

(e)                                  the Registration Statement shall be effective under the Securities Act and the registration of the Splitco Stock under Section 12(b) of the Exchange Act shall be effective, and no proceedings to suspend either such effectiveness shall have been initiated or threatened by the SEC;

(f)                                    the Splitco Stock shall have been approved for listing on The Nasdaq Stock Market (the “Nasdaq”), subject to compliance with Nasdaq’s listing requirements;

(g)                                 the transfer of control of Federal Communications Commission (“FCC”) licenses to be held by Splitco Subsidiaries or investees upon completion of the Restructuring shall have received all necessary approvals and permits from the FCC;

(h)                                 any other Governmental Authorizations that the LMC Board determines to obtain shall have been so obtained (or all relevant waiting periods with respect thereto shall have expired);

(i)                                     any approval, consent, ratification, waiver or other authorization of any Person that is not a party to this Agreement that the LMC Board determines to obtain shall have been so obtained;

(j)                                     with respect to the action captioned Liberty Media Corporation and Liberty Media LLC vs. The Bank of New York Mellon Trust Company, as Trustee (C.A. No. 5702-VCL), pending in the Delaware Court of Chancery (the “Delaware Action”), a final, non-appealable judgment that the Split-Off will not constitute a disposition of substantially all the assets and properties of Liberty Media LLC under the terms of Liberty Media LLC’s Indenture, dated as of July 7, 1999 (as amended and supplemented, the “Indenture”), shall have been rendered; and

(k)                                  no Order or other legal restraint or prohibition preventing the consummation of the Split-Off or any of the other transactions contemplated by this Agreement, including the transactions to effect the Restructuring and the Redemptions, shall be pending or in effect.

The foregoing conditions are for the sole benefit of LMC and shall not in any way limit LMC’s right to amend, modify or terminate this Agreement in accordance with Section 6.1.  Any determination made by LMC prior to the Redemptions concerning the satisfaction of any condition set forth in this Section 2.2 shall be final and conclusive.  The conditions to the completion of the Redemptions set forth in Sections 2.2(a), (b), (c), (d), (e), (f) and (k) may not be waived.  The condition to the completion of the Redemptions set forth in Section 2.2(j) may be waived by the LMC Board but the Redemptions may not be completed until holders of Liberty Capital Stock and Liberty Starz Stock are notified of any such waiver and proxies are resolicited from such holders for the retaking of votes on the Redemptions.  The conditions set forth in Sections 2.2(g), (h) and (i) may be waived by the LMC Board without any resolicitation of proxies from holders of Liberty Capital Stock and Liberty Starz Stock.

2.3                                 Treatment of Outstanding Equity Awards.

(a)                                  Certain current and former employees, non-employee directors and consultants of LMC, the Qualifying Subsidiaries and their respective Subsidiaries have been granted options, stock appreciation rights, and restricted shares in respect of Liberty Capital Stock and/or Liberty Starz Stock pursuant to various stock incentive plans of LMC administered by the LMC Board (collectively, “Awards”).  LMC and Splitco shall use commercially reasonable efforts to take all actions necessary or appropriate so that Awards that are outstanding immediately prior to the Effective Time are adjusted as set forth in this Section 2.3.

(b)                                 Options. As of the Effective Time, and as determined by the LMC Board pursuant to its authority granted under the applicable stock incentive plan of LMC, the following shall occur:

(i)                                     each outstanding LMC Option to purchase shares of Liberty Capital Stock, whether vested or unvested (each, an “Outstanding LMC Capital Option”), will be converted, automatically, into a Splitco Option to purchase the same number and series of shares of Splitco Capital Stock (a “Splitco Capital Option”) as the number and series of shares of Liberty Capital Stock subject to such Outstanding LMC Capital Option immediately prior to the Effective Time; and

(ii)                                  each outstanding LMC Option to purchase shares of Liberty Starz Stock, whether vested or unvested (each, an “Outstanding LMC Starz Option”), will be converted, automatically, into a Splitco Option to purchase the same number and series of shares of Splitco Starz Stock (a “Splitco Starz Option”) as the number and series of shares of Liberty Starz Stock subject to such Outstanding LMC Starz Option immediately prior to the Effective Time.

In addition, the per share exercise price of each Splitco Capital Option will be equal to the per share exercise price of the corresponding Outstanding LMC Capital Option, and the per share exercise price of each Splitco Starz Option will be equal to the per share exercise price of the corresponding Outstanding LMC Starz Option; provided, that the exercise price and number of shares subject to each Splitco Capital Option and Splitco Starz Option shall in any event be determined in a manner consistent with the requirements of Section 409A of the Code.

All other terms of the Splitco Capital Options and Splitco Starz Options (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding LMC Capital Option and Outstanding LMC Starz Option, respectively, except that the Splitco Options will continue to vest so long as the holder provides service (whether as an employee, non-employee director or consultant, as the case may be) to any of LMC, a Qualifying Subsidiary or their respective Subsidiaries; provided, that the terms and conditions of exercise of the Splitco Options shall in any event be determined in a manner consistent with Section 409A of the Code.

(c)                                  SARs.  As of the Effective Time, and as determined by the LMC Board pursuant to its authority granted under the applicable stock incentive plan of LMC, the following shall occur:

(i)                                     each outstanding LMC SAR related to Liberty Capital Stock, whether vested or unvested (an “Outstanding LMC Capital SAR”), will be converted, automatically, into a Splitco SAR related to the same number and series of shares of Splitco Capital Stock (a “Splitco Capital SAR”) as the number and series of shares of Liberty Capital Stock subject to such Outstanding LMC Capital SAR immediately prior to the Effective Time; and

(ii)                                  each outstanding LMC SAR related to Liberty Starz Stock, whether vested or unvested (an “Outstanding LMC Starz SAR”), will be converted, automatically, into a Splitco SAR related to the same number and series of shares of Splitco Starz Stock (a “Splitco Starz SAR”) as the number and series of shares of Liberty Starz Stock subject to such Outstanding LMC Starz SAR immediately prior to the Effective Time.

In addition, the per share base price of each Splitco Capital SAR will be equal to the per share base price of the corresponding Outstanding LMC Capital SAR, and the per share base price of each Splitco Starz SAR will be equal to the per share base price of the corresponding Outstanding LMC Starz SAR; provided, that the base price and the number of shares to which such Splitco SARs relate shall in any event be determined in a manner consistent with the requirements of Section 409A of the Code.

All other terms of the Splitco Capital SARs and Splitco Starz SARs (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding LMC Capital SAR and Outstanding LMC Starz SAR, respectively, except that the Splitco SARs will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to any of LMC, a Qualifying Subsidiary or their respective Subsidiaries; provided, that the terms and conditions of exercise of the Splitco SARs shall in any event be determined in a manner consistent with Section 409A of the Code.

(d)                                 Restricted Stock.  Shares of Liberty Capital Stock and Liberty Starz Stock that are subject to a restricted stock award granted under a stock incentive plan of LMC (“LMC Restricted Stock”) will be treated in the Redemptions in the same manner as other outstanding shares of Liberty Capital Stock and Liberty Starz Stock, respectively.  As of the Effective Time, and as determined by the LMC Board pursuant to its authority granted under the applicable stock incentive plan of LMC, shares of LMC Restricted Stock shall become Splitco Restricted Stock, and will otherwise be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to such shares of LMC Restricted Stock immediately prior to the Effective Time, except that the Splitco Restricted Stock will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to any of LMC, a Qualifying Subsidiary or their respective Subsidiaries.

(e)                                  From and after the Effective Time, Splitco Options, Splitco SARs and Splitco Restricted Stock, regardless of by whom held, shall be settled by Splitco pursuant to the terms of the Splitco Transitional Plan.  The obligation to deliver (i) shares of Splitco Capital Stock or Splitco Starz Stock upon the exercise of Splitco Options, (ii) cash or shares of Splitco Capital Stock or Splitco Starz Stock in settlement of Splitco SARs or (iii) shares of Splitco Capital Stock or Splitco Starz Stock upon vesting of shares of Splitco Restricted Stock shall be the sole obligation of Splitco, and LMC shall have no Liability in respect thereof.

(f)                                    It is intended that the Splitco Transitional Plan be considered, as to any Splitco Option, Splitco SAR or Splitco Restricted Stock that is issued as part of the adjustment provisions of this Section 2.3, to be a successor plan to the stock incentive plan of LMC pursuant to which the corresponding LMC Option, LMC SAR or LMC Restricted Stock was issued, and Splitco shall be deemed to have assumed the obligations under the applicable stock incentive plans of LMC to make the adjustments to the Awards set forth in this Section 2.3.

(g)                                 With respect to Awards adjusted pursuant to this Section 2.3, service after the Effective Time as an employee or non-employee director of, or consultant to, LMC, any Qualifying Subsidiary or their respective Subsidiaries shall be treated as service to Splitco and its Subsidiaries with respect to Splitco Options, Splitco SARs and Splitco Restricted Stock held after the Effective Time by such Persons.

(h)                                 Neither the Effective Time nor any other transaction contemplated by the Restructuring Plan or this Agreement shall be considered a termination of employment for any employee of Splitco or any of its Subsidiaries for purposes of any Award, and service as an employee or non-employee director of, or a consultant to, Splitco or any of its Subsidiaries shall be treated as service to LMC or its Subsidiaries with respect to awards under any stock incentive plan of LMC relating to shares of LMC Interactive common stock held by employees or non-employee directors of, or consultants to, Splitco or any of its Subsidiaries.

(i)                                     Splitco agrees that, on and after the Effective Date, it shall use its reasonable efforts to cause to be effective under the Securities Act, on a continuous basis, a registration statement on Form S-8 with respect to shares of Splitco Capital Stock and Splitco Starz Stock issuable upon exercise of Splitco Options or settlement of Splitco SARs.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1                                 Representations and Warranties of the Parties.  Each party hereto represents and warrants to the other as follows:

(a)                                  Organization and Qualification.  Such party is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.

(b)                                 Authorization and Validity of Agreement.  Such party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the agreements and instruments to which it is to be a party required to effect the Restructuring (the “Restructuring Agreements”) and the agreements to be delivered by it at the Closing pursuant to Section 5.3 (the “Other Agreements”).  The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors, managing members or analogous governing body of such party and, to the extent required by law, its stockholders or members, and no other corporate or other action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Restructuring Agreements and the Other Agreements, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Restructuring Agreements and each of the Other Agreements, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.

3.2                                 No Approvals or Notices Required; No Conflict with Instruments.  The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any law, rule, regulation, judgment, order or decree of any court or governmental authority having jurisdiction over it or its properties; provided, that no representation or warranty is given with respect to the Indenture.

3.3                                 No Other Reliance.  In determining to enter into this Agreement, the Restructuring Agreements and the Other Agreements, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or will be implied.  Except as otherwise expressly set forth herein or in the Restructuring Agreements or the Other Agreements, all Splitco Assets and Splitco Businesses are being transferred on an “as is, where is” basis, at the risk of the transferee, without any warranty whatsoever on the part of the transferor and from and after the Effective Time.

ARTICLE IV
COVENANTS

4.1                                 Cross-Indemnities.

(a)                                  Splitco hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless LMC and its current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “LMC Indemnified Parties”) from and against any Losses incurred by the LMC Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from any of the following:

(i)                                     the conduct of the Splitco Businesses (whether before or after the Closing);

(ii)                                  the Splitco Assets;

(iii)                               the Splitco Liabilities (whether incurred before or after the Closing); or

(iv)                              any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of Splitco or any of its Subsidiaries under this Agreement, any Restructuring Agreement or any Other Agreement.

(b)                                 LMC hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless Splitco and its current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “Splitco Indemnified Parties”) from and against any Losses incurred by the Splitco Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from:

(i)                                     the conduct of the LMC Retained Businesses (whether before or after the Closing);

(ii)                                  the LMC Retained Assets;

(iii)                               the LMC Retained Liabilities (whether incurred before or after the Closing); or

(iv)                              any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of LMC or any of its Subsidiaries (other than the Splitco Entities) under this Agreement, any Restructuring Agreement or any Other Agreement.

(c)                                  The indemnification provisions set forth in Sections 4.1(a) and (b) shall not apply to: (i) any Losses the responsibility for which is expressly covered by a Restructuring Agreement or an Other Agreement, including the Tax Sharing Agreement; (ii) any Losses incurred by any Splitco Entity pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) LMC or any of its Affiliates, on the one hand, and (y) Splitco or any of its Affiliates, on the other hand; and (iii) any Losses incurred by any LMC Entity pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) LMC or any of its Affiliates, on the one hand, and (y) Splitco or any of its Affiliates, on the other hand.

(d)                                 (i)                                     In connection with any indemnification provided for in this Section 4.1, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 4.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim.  Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim.  The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii)                                  After receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such Claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims).  The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof.  If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Third-Party Claim or such Separable Claims, as the case may be (and, in which latter case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii)                               If, after receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third Party Claim shall not be adversely affected by its assuming the defense of such Third Party Claim.  The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 4.1 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within thirty days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.1(d)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 4.1(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(e)                                  In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages;  provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third Party Claim.

(f)                                    The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(g)                                 The Indemnitor shall pay all amounts payable pursuant to this Section 4.1 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(h)                                 If the indemnification provided for in this Section 4.1 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(i)                                     The remedies provided in this Section 4.1 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.1(e).

(j)                                     The rights and obligations of the LMC Indemnified Persons and the Splitco Indemnified Persons under this Section 4.1 shall survive the Split-Off.

(k)                                  For the avoidance of doubt, the provisions of this Section 4.1 are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Tax Sharing Agreement are applicable.

(l)                                     To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Section 4.1.

4.2                                 Further Assurances.  At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.

4.3                                 Specific Performance.  Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

4.4                                 Access to Information.

(a)                                  Each party will provide to the other party, at any time before or after the Redemption Date, upon written request and promptly after the request therefor (subject in all cases, to any bona fide concerns of attorney-client or work-product privilege that any party may reasonably have and any restrictions contained in any agreements or contracts to which any party or its Subsidiaries is a party (it being understood that each of LMC and Splitco will use its reasonable best efforts to provide any such information in a manner that does not result in a violation of a privilege)), any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement, the Restructuring Agreements and the Other Agreements.

(b)                                 Any information belonging to a party that is provided to another party pursuant to Section 4.4(a) will remain the property of the providing party.  The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 4.4 or which otherwise comes into the receiving party’s possession and control pursuant to this Agreement.  Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c)                                  The party requesting any information under this Section 4.4 will reimburse the providing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the party providing such information.

(d)                                 For the avoidance of doubt, the provisions of this Section 4.4 are not intended to, and shall not, apply to any information relating to matters governed by the Tax Sharing Agreement, which shall be subject to the provisions thereof in lieu of this Section 4.4.

4.5                                 Confidentiality.  Each party will keep confidential for five years following the Closing Date (or for three years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information of the other party, in each case to the extent permitted by applicable law.

(a)                                  “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by Splitco or the Splitco Businesses or which constitute Splitco Assets on or prior to the Closing Date will constitute Proprietary Information of Splitco for purposes of this Section 4.5 (it being understood that LMC or its Subsidiaries may retain copies of such information).

(b)                                 Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party, or (iv) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any governmental authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

4.6                                 Notices Regarding Transferred Assets.  Any transferor of an Asset or Liability in the Restructuring that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Restructuring, relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties will cause their respective Subsidiaries to comply with this Section 4.6.

4.7                                 Treatment Of Payments.  The parties agree to treat all payments made pursuant to this Agreement in accordance with Section 4.6 of the Tax Sharing Agreement and to increase or reduce any amount paid hereunder if such payment would have been required to be increased or reduced under such section if it was a payment made pursuant to the Tax Sharing Agreement.

ARTICLE V
CLOSING

5.1                                 Closing.  Unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VI, and subject to the satisfaction of all conditions set forth in Sections 2.2 and 5.2 (or the waiver of such conditions, to the extent such conditions may be waived), the closing of the Redemptions (the “Closing”) will take place at the offices of LMC, at 12300 Liberty Boulevard, Englewood, Colorado, at a mutually acceptable time and date to be determined by LMC (the “Closing Date”).

5.2                                 Conditions to Closing.

(a)                                  The obligations of the parties to complete the transactions provided for herein are conditioned upon the satisfaction or, if applicable, waiver of the conditions set forth in Section 2.2.

(b)                                 The performance by each party of its obligations hereunder is further conditioned upon:

(i)                                     the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing; and

(ii)                                  the representations and warranties of the other party being true and complete in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

5.3                                 Deliveries at Closing.

(a)                                  LMC.  At the Closing, LMC will deliver or cause to be delivered to Splitco:

(i)                                     the Tax Sharing Agreement duly executed by an authorized officer of LMC and Liberty Media LLC;

(ii)                                  the Services Agreement duly executed by an authorized officer of LMC;

(iii)                               the Facilities Sharing Agreement duly executed by an authorized officer of LMC;

(iv)                              each Aircraft Time Sharing Agreement duly executed by an authorized officer of Liberty Media LLC (a Subsidiary of LMC);

(v)                                 a secretary’s certificate certifying that the LMC Board has authorized the execution, delivery and performance by LMC of this Agreement, the Restructuring Agreements and the Other Agreements, which authorization will be in full force and effect at and as of the Closing; and

(vi)                              such other documents and instruments as Splitco may reasonably request.

(b)                                 Splitco.  At the Closing, Splitco will deliver or cause to be delivered to LMC:

(i)                                     the Tax Sharing Agreement duly executed by an authorized officer of Splitco;

(ii)                                  the Services Agreement duly executed by an authorized officer of Splitco;

(iii)                               the Facilities Sharing Agreement duly executed by an authorized officer of Liberty Property Holdings, Inc. (a Subsidiary of Splitco);

(iv)                              each Aircraft Time Sharing Agreement duly executed by an authorized officer of Splitco;

(v)                                 a secretary’s certificate certifying that the Splitco Board has authorized the execution, delivery and performance by Splitco of this Agreement, the Restructuring Agreements and the Other Agreements, which authorizations will be in full force and effect at and as of the Closing; and

(vi)                              such other documents and instruments as LMC may reasonably request.

ARTICLE VI
TERMINATION

6.1                                 Termination.  This Agreement may be terminated and the transactions contemplated hereby may be amended, modified, supplemented or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of LMC without the approval of Splitco or the holders of Liberty Capital Stock or Liberty Starz Stock. For the avoidance of doubt, from and after the Effective Time, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of all the parties.

6.2                                 Effect of Termination.  In the event of any termination of this Agreement in accordance with Section 6.1, this Agreement will immediately become void and the parties will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VII
MISCELLANEOUS

7.1                                 Definitions.

(a)                                  For purposes of this Agreement, the following terms have the corresponding meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

“Affiliates” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that none of LMC and its Subsidiaries shall be deemed to be Affiliates of Splitco or any of its Subsidiaries, and none of Splitco and its Subsidiaries shall be deemed to be Affiliates of LMC or any of its Subsidiaries, for any purpose hereunder, in each case both before and after the Effective Time; and provided further that none of Expedia, Inc. or any of its present or former Affiliates will be deemed to be Affiliates of LMC, Splitco or any of their respective Subsidiaries for any purpose hereunder during any period in which the voting stock of such corporation owned by LMC, Splitco or any of their respective Subsidiaries is subject to a proxy in favor of Mr. Barry Diller to vote those shares during such period.

“Aircraft Time Sharing Agreement” means the Aircraft Time Sharing Agreements to be entered into between Liberty Media, LLC and Splitco, one for each of the two aircraft owned by Splitco, substantially in the form attached hereto as Exhibit A.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Contribution” has the meaning given to such term in the Restructuring Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Excluded Assets” means all Assets attributed to LMC’s Capital Group or Starz Group which, pursuant to the Restructuring Plan, have been, or will be reattributed to LMC’s Interactive Group by no later than immediately prior to the Effective Time.

“Excluded Liabilities” means all Liabilities attributed to LMC’s Capital Group or Starz Group which, pursuant to the Restructuring Plan, have been, or will be reattributed to LMC’s Interactive Group by no later than immediately prior to the Effective Time.

“Facilities Sharing Agreement” means the Facilities Sharing Agreement to be entered into between Liberty Property Holdings, Inc. and LMC, substantially in the form attached hereto as Exhibit B.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authorization” means any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any court, governmental or regulatory authority, agency, stock exchange, commission or body.

“IRS” means the Internal Revenue Service.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“LMC Board” means the Board of Directors of LMC or a duly authorized committee thereof.

“LMC Charter” means the Restated Certificate of Incorporation of LMC, as in effect immediately prior to the Redemption Date.

“LMC Entity” or “LMC Entities” means and includes each of LMC and its Subsidiaries (other than the Splitco Entities), after giving effect to the Restructuring.

“LMC Option” means an option to purchase shares of Liberty Capital Stock or Liberty Starz Stock pursuant to a stock incentive plan of LMC.

“LMC Retained Assets” means all Assets which are attributed at the Effective Time to LMC’s Interactive Group, including the Excluded Assets.

“LMC Retained Businesses” means all businesses which are attributed at the Effective Time to LMC’s Interactive Group, including QVC, Inc., Backcountry.com, Bodybuilding.com., Celebrate Interactive, LLC and Provide Commerce, Inc.

“LMC Retained Liabilities” means all Liabilities which are attributed at the Effective Time to LMC’s Interactive Group, including the Excluded Liabilities.

“LMC SARs” means stock appreciation rights with respect to shares of Liberty Capital Stock or Liberty Starz Stock granted under a stock incentive plan of LMC.

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether in connection with a Third-Party Claim or otherwise.

“Order” means any order, injunction, judgment, decree or ruling of any court, governmental or regulatory authority, agency, commission or body.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Proxy Statement/Prospectus” means the proxy statement of LMC relating to the Stockholder Meeting which includes the prospectus of Splitco and forms a part of the Registration Statement.

“Qualifying Subsidiary” means a former direct or indirect Subsidiary of LMC (or its predecessor Liberty Media LLC), any successor of any such former Subsidiary, and the parent company (directly or indirectly) of any such former Subsidiary or successor, including Splitco, Ascent Media Corporation, DIRECTV, Discovery Communications, Inc. and Liberty Global, Inc.

“Redemption” means the LCAP Redemption or the LSTZ Redemption.

“Redemption Agent” means Computershare Trust Company, N.A., P.O. Box 43023, Providence, Rhode Island 02940-3023.

“Registration Statement” means the registration statement of Splitco on Form S-4 relating to the Redemptions.

“Restructuring Plan” means the Plan of Restructuring attached hereto as Schedule 1.1.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means the Registration Statement, the Proxy Statement/Prospectus, any amendments or supplements thereto, including any preliminary filings of the same, and any other registration statements or reports filed under the Securities Act or Exchange Act, in connection with the Redemptions.

“Securities Act” means the Securities Act of 1933, together with all rules and regulations promulgated thereunder.

“Services Agreement” means the Services Agreement to be entered into between LMC and Splitco, substantially in the form attached hereto as Exhibit C.

“Shares” has the meaning given to such term in the Restructuring Plan.

“Splitco Assets” means all Assets which are attributed immediately prior to the Effective Time to either LMC’s Capital Group or Starz Group.  The Splitco Assets do not include the Excluded Assets.

“Splitco Board” means the Board of Directors of Splitco or a duly authorized committee thereof.

“Splitco Businesses” means all businesses which are attributed immediately prior to the Effective Time to either LMC’s Capital Group or Starz Group, including Atlanta

National League Baseball Club, TruePosition, Inc., Starz Entertainment, LLC, Starz Media, LLC and Liberty Sports Interactive, Inc.

“Splitco Charter” means the Restated Certificate of Incorporation of Splitco to be filed with the Delaware Secretary of State immediately prior to the Effective Time, substantially in the form attached hereto as Exhibit D.

“Splitco Entity” or “Splitco Entities” means and includes each of Splitco and its Subsidiaries, after giving effect to the Restructuring.

“Splitco Liabilities” means all Liabilities which are attributed immediately prior to the Effective Time to either LMC’s Capital Group or Starz Group.  The Splitco Liabilities do not include the Excluded Liabilities.

“Splitco Option” means any option to purchase shares of Splitco Capital Stock or Splitco Starz Stock issued pursuant to the Splitco Transitional Plan.

“Splitco Restricted Stock” means any shares of Splitco Capital Stock or Splitco Starz Stock subject to restricted stock awards issued pursuant to the Splitco Transitional Plan.

“Splitco SARs” means stock appreciation rights with respect to Splitco Capital Stock or Splitco Starz Stock issued pursuant to the Splitco Transitional Plan.

“Splitco Stock” means the Splitco Capital Stock and the Splitco Starz Stock.

“Splitco Transitional Plan” means the 2011 Splitco Transitional Incentive Plan.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.  For purposes of this Agreement, both prior to and after the Effective Time, none of Splitco and its Subsidiaries shall be deemed to be Subsidiaries of LMC or any of its Subsidiaries, and neither IAC/InteractiveCorp nor Expedia, Inc. (nor any of their respective present or former Subsidiaries) will be treated as Subsidiaries of LMC or Splitco during any period in which the voting stock of such corporation owned by LMC or Splitco and/or its Subsidiaries is subject to a proxy in favor of Mr. Barry Diller to vote those shares during such period.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into among LMC, Liberty Media LLC and Splitco, substantially in the form attached hereto as Exhibit E.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

(b)                                 As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Agreement	Preamble
Awards	Section 2.3(a)
Closing	Section 5.1
Closing Date	Section 5.1
Code	Recitals
Delaware Action	Section 2.2(i)
Delaware Chancery Court	Section 7.8
Disclosing Party	Section 4.5(a)
Effective Time	Section 2.1(a)
FCC	Section 2.2(f)
Indemnitee	Section 4.1(d)(i)
Indemnitor	Section 4.1(d)(i)
Indenture	Section 2.2(i)
Splitco	Preamble
Splitco Capital Option	Section 2.3(b)(i)
Splitco Capital SAR	Section 2.3(c)(i)
Splitco Capital Stock	Section 2.1(b)
Splitco Indemnified Parties	Section 4.1(b)
Splitco Series A Capital Stock	Section 2.1(b)
Splitco Series B Capital Stock	Section 2.1(b)
Splitco Series A Starz Stock	Section 2.1(b)
Splitco Series B Starz Stock	Section 2.1(b)
Splitco Starz Option	Section 2.3(b)(ii)
Splitco Starz SAR	Section 2.3(c)(ii)
Splitco Starz Stock	Section 2.1(b)
Split-Off	Recitals
LCAPA	Recitals
LCAPB	Recitals
LCAP Redemption	Recitals
Liberty Capital Stock	Recitals

Liberty Starz Stock	Recitals
LMC	Preamble
LMC Indemnified Parties	Section 4.1(a)
LMC Restricted Stock	Section 2.3(d)
LSTZA	Recitals
LSTZB	Recitals
LSTZ Redemption	Recitals
Nasdaq	Section 2.2(e)
Outstanding LMC Capital Option	Section 2.3(b)(i)
Outstanding LMC Capital SAR	Section 2.3(c)(i)
Outstanding LMC Starz Option	Section 2.3(b)(ii)
Outstanding LMC Starz SAR	Section 2.3(c)(ii)
Other Agreements	Section 3.1(b)
Proprietary Information	Section 4.5(a)
Receiving Party	Section 4.5(b)
Record Date	Section 2.1(a)
Redemptions	Recitals
Redemption Date	Section 2.1(a)
Restructuring	Section 1.1(a)
Restructuring Agreements	Section 3.1(b)
Separable Claims	Section 4.1(d)(ii)
Separate Legal Defenses	Section 4.1(d)(ii)
Stockholders Meeting	Section 2.1(a)
Third-Party Claim	Section 4.1(d)(i)

7.2                                 No Third-Party Rights.  Except for the indemnification rights of the LMC Indemnified Persons and the Splitco Indemnified Persons pursuant to Section 4.1, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

7.3                                 Notices.  All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any LMC Entity:	Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile (720) 875-5401
Attention: General Counsel

if to any Splitco Entity:	Liberty Splitco, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile (720) 875-5401
Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

7.4                                 Entire Agreement.  This Agreement (including the Exhibits and Schedules attached hereto) together with the Restructuring Agreements and the Other Agreements (including the Tax Sharing Agreement and the Services Agreement) embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding.  Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon.  No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

7.5                                 Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that LMC and Splitco may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve LMC or Splitco, as the assignor, of its obligations hereunder.

7.6                                 Costs and Expenses.  LMC and Splitco will each pay their respective costs and expenses incurred in connection with the Restructuring and the Redemptions.

7.7                                 Governing Law; Jurisdiction.  This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of

Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 7.3 and this Section 7.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 shall be deemed effective service of process on such party.

7.8                                 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

7.9                                 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

7.10                           Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.  Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

7.11                           No Strict Construction; Interpretation.

(a)                                  LMC and Splitco each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)                                 When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

7.12                           Conflicts with Tax Sharing Agreement.  In the event of a conflict between this Agreement and the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall prevail.

7.13                           Counterparts.  This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY MEDIA CORPORATION

By:
Name:
Title:

LIBERTY SPLITCO, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

Exhibit A

Form of Aircraft Time Sharing Agreement

Exhibit B

Form of Facilities Sharing Agreement

Exhibit C

Form of Services Agreement

Exhibit D

Form of Splitco Charter

Exhibit E

Form of Tax Sharing Agreement

Schedule 1.1

Restructuring Plan

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Reorganization Agreement, dated as of [          ], 2010, by and between Liberty Media Corporation and [Liberty Splitco, Inc.] have not been provided herein:

Exhibit A: Form of Aircraft Time Sharing Agreement (See Exhibit 10.8 to Registration Statement on Form S-4 (333 - 171201)

Exhibit B: Form of Facilities Sharing Agreement (See Exhibit 10.6 to Registration Statement on Form S-4 filed herewith

Exhibit C: Form of Services Agreement (See Exhibit 10.5 to Registration Statement on Form S-4 filed herewith

Exhibit D: Form of Splitco Charter (See Exhibit 3.1 to Registration Statement on Form S-4 (333 - 171201)

Exhibit E: Form of Tax Sharing Agreement (See Exhibit 10.4 to Registration Statement on Form S-4 filed herewith

Schedule 1.1—Restructuring Plan

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.